Exhibit 10.29

Joseph W. Craft III

President and CEO

Phone: 859.685.7602

Email: joseph.craft@arlp.com

February 26, 2024

Mr. Steven C. Schnitzer

Dear Steve:

I am pleased to offer you the position of Senior Vice President, General Counsel and Secretary of Alliance Resource Management GP, LLC (the “Company”) and its affiliates (collectively “Alliance”) on the terms and conditions set forth below.

1.Duties

You will perform duties and responsibilities commensurate with your position as the Company’s chief legal officer and such other duties as may be assigned to you from time to time. You will report directly to me. You will be required to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of Alliance’s interests.

2.Base Salary

You will be paid an initial annual base salary of $400,000, subject to review annually by the Compensation Committee. The base salary will be paid in accordance with Alliance’s standard payroll practices and subject to all withholdings and deductions as required by law. To supplement your base salary, you will also be eligible to receive on a quarterly basis Distribution Equivalent Rights (“DERs”), as defined in more detail in the LTIP section below.

3.STIP

You will be a participant in Alliance’s Short Term Incentive Plan (the “STIP”). Your initial standard payout will be 75% of beginning of the year base salary, subject to review annually by the Compensation Committee. Actual payouts are determined by the Compensation Committee based on a combination of Alliance’s results and individual performance measured against the applicable performance goals established by the Compensation Committee and will be subject to the terms and conditions of the plan. Payouts are typically paid in February following the calendar year of an employee’s participation and you must be employed on the date of payment to receive a STIP payout. For 2024, your STIP payout in February 2025 will be pro-rated based on the number of days you are employed in 2024.

4.LTIP

You will be a participant in Alliance’s Long Term Incentive Plan (the “LTIP”). I will recommend to the Compensation Committee and the board of directors of the Company (the "Board") that an equity award be made upon hiring with a value of $640,000 (target of 160% of Base Pay) on the same terms and conditions as the grants made to other LTIP participants for 2024. Awards under the LTIP are of restricted phantom units of ARLP, and are subject to the

1146 Monarch Street, Suite 350, Lexington, Kentucky 40513

Mr. Steven Schnitzer

February 26, 2024

terms and conditions of the plan and an award agreement, typically with three-year cliff-vesting subject to achievement of a financial performance target for the three-year period (i.e. the 2024 awards will be subject to vesting on January 1, 2027). The number of units awarded is determined by dividing the aggregate dollar value of the award by an ARLP unit price determined by the Compensation Committee, which recently has been based on the average closing price for the twenty trading days prior to the grant date. The number of units in your initial award will be determined using the same ARLP unit price as used for the 2024 awards to other participants. As long as you are employed and the award is outstanding you will be eligible to receive DERs, which means you will receive quarterly a payment equivalent to the quarterly cash distribution per unit, if any, paid by ARLP to its unitholders multiplied by the number of units in the outstanding award (the Compensation Committee maintains discretion to discontinue payment of DERs or to pay DERs in additional restricted units). Outstanding awards are subject to forfeiture upon termination of employment for any reason prior to vesting.

5.	Sign-on Bonus

I am also offering you a sign-on bonus of $1,408,000 (the "Sign-On Bonus") to be paid in installments over a period of two (2) years from your Start Date, as follows: (a) a portion of the Sign-On Bonus in the amount of seven hundred thirty-six thousand and no/100 dollars ($736,000) shall be paid in four equal quarterly installments on the last business day of May, August and November 2024 and February 2025 (or, if DERs are paid during any such months, on the date during such months that DERs are paid), and (b) the remaining balance of the Sign-On Bonus in the amount of six hundred seventy-two thousand and no/100 dollars ($672,000) shall be paid in four equal quarterly installments on the last business day of May, August and November 2025 and February 2026 (or, if DERs are paid during any such months, the date during such months that DERs are paid). All such payments are contingent upon you remaining as an employee of Alliance on the payment date.

6.	Location

Your principal place of employment will be at our office in Lexington, Kentucky, subject to business travel as needed to properly fulfill your duties and responsibilities with the Company, including to our office in Tulsa, Oklahoma, where you will also maintain an office. The Company will provide relocation assistance to you in connection with your establishment of secondary housing in Lexington, Kentucky, consistent with the policies of the Company, including reimbursement of reasonable shipping expenses. As we have discussed, I am offering my guest house in Lexington to you for up to three months while you are getting settled, as you may request.

7.	Start Date

We anticipate the start date for your employment with the Company will be on March 1, 2024 (the "Start Date").

8.	Benefits

You will receive all of the regular benefits afforded to exempt Alliance employees. Currently these benefits include, but are not limited to, paid vacation and holidays, participation

Mr. Steven Schnitzer

February 26, 2024

in the Profit Sharing and Savings Plan (401(k) plan and defined contribution plan), participation in the Group Health Plan, short and long-term disability coverage and company-paid life insurance. All of these benefits become effective as of your Start Date. We also offer elective programs that require premiums for participation.

Consistent with other members of the Senior Management Team, you also will be reimbursed, after submittal of appropriate documentation and/or expense reports for all reasonable expenses associated with (a) the preparation of your personal federal and/or state income tax return and estate planning and (b) an annual physical, in both cases consistent with any limitation applicable to other members of the Senior Management Team. You will also be reimbursed for state bar association license fees and dues, continuing legal education expenses and other business expenses (including business travel expenses to our office in Tulsa, OK), in accordance with the Company's policies and procedures as in effect from time to time.

9.	At-will Employment

Your employment with Alliance will be “at will” and for no specific period of time. You or Alliance may terminate the employment relationship at any time, with or without cause, and benefits may change from time to time. The at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

10.	Severance

In the event that your employment with the Company is terminated or otherwise separated on or before the three-year anniversary of the Start Date (a) by the Company for any reason (including following a Change in Control (as defined below) or upon your death or disability) but other than for Cause (as defined below) or (b) by you for Good Reason (as defined below) or following a Change in Control, a payment will be made to you in an amount equal to the sum of (i) two (2) times your then annual base salary, (ii) two (2) times your then target STIP bonus payout amount and (iii) any unpaid installments of your Sign-On Bonus, all to be paid at the time of separation.

For purposes of this letter agreement, the terms set forth below shall have the following meanings:

"Cause" means (1) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company, (2) improper disbursement or utilization of confidential company information, (3) conviction or a plea of no contest or nolo contendre for any felony, or any crime involving fraud, dishonesty, or moral turpitude, (4) the unlawful use or possession of drugs, (5) a material and intentional or reckless violation of any policy of the Company or any law or regulation applicable to the Company, or (6) failure to perform the duties of your position in a satisfactory manner; provided, however, that if your actions or omissions as set forth in clauses (1) through (6) are of such a nature that they may be cured, such actions or omissions shall not be deemed to constitute "Cause" if, within 30 days of receiving written notice from the Board detailing such

Mr. Steven Schnitzer

February 26, 2024

actions or omissions, you shall have cured in all material respects such actions or omissions as determined in the good faith judgment of the Board.

"Change in Control" shall have the meaning set forth in the LTIP, as amended and in effect on the date hereof.

"Good Reason" means the occurrence of any of the following events or conditions: (1) a diminution in the sum of your base salary, target STIP bonus payout and LTIP target percentage amount of five percent (5%) or more; (2) a material diminution or adverse change in your title, duties or responsibilities; (3) a material breach by the Company of its obligations under this letter agreement; (4) the relocation of the geographic location of your principal place of service by more than 50 miles from the location of your principal place of service as of the Start Date (it being agreed that for purposes of this clause (4), your principal place of service shall be deemed to be the Company's office in each of Lexington, KY and Tulsa OK); or (5) the failure of any successor to assume the obligations of the Company under this letter agreement; provided, however, that (A) the event or condition described in any of the foregoing clauses must have arisen without your consent, (B) you must provide written notice to the Company of such event or condition within 45 days of your initial discovery of the existence thereof, (C) the event or condition specified in such notice must remain uncorrected for 30 days after the Company's receipt of such notice, and (D) your separation of service date shall have occurred within 60 days after the Company shall have received such notice.

Steve, I am excited at the prospect of you joining the Alliance team.

Sincerely,

/s/ Joseph W. Craft III

`Joseph W. Craft III

Agreed to and accepted by:

/s/ Steven C. Schnitzer_______

Steven Schnitzer